Exhibit 99.1

The TJX Companies, Inc. Reports Third Quarter Fiscal 2006 Results

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Nov. 15, 2005--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 29, 2005. Net sales for the third quarter were $4.0 billion, a 6% increase over last year and consolidated comparable store sales were flat versus last year. Net income was $171 million and diluted earnings per share were $.36, compared with $.40 per share in the prior year.
    For the first nine months of fiscal 2006, net sales were $11.3 billion, a 7% increase over last year, and year-to-date consolidated comparable store sales increased 1% over the prior year. Net income was $444 million and diluted earnings per share were $.91, versus $.95 per share in the prior year.
    Results for the third quarter and year-to-date periods include a one-time gain of approximately $9 million pre-tax, or $.01 per share, from the Company's portion of the recent Visa/Mastercard antitrust litigation settlement. Additionally, results for both periods reflect the negative impact of one-time items previously disclosed: approximately $.01 per share related to the recent hurricanes (detailed below); exit costs and operating losses of approximately $.015 per share associated with the Company's e-commerce business, and; costs of $.01 per share associated with the resignation agreement between TJX and its former CEO.
    Ben Cammarata, Chairman and Acting Chief Executive Officer of The TJX Companies, Inc., stated, "We were disappointed with our sales and earnings results in the third quarter, particularly with the performance of women's sportswear across all divisions. While business was hurt by unseasonably warm weather across much of the U.S., Canada and the U.K., we believe that there are areas of our off-price buying strategies in which better execution would benefit us. That said, we maintained healthy merchandise margins during the quarter, through disciplined inventory management, and expenses were well controlled. As we enter the holiday selling season, we remain focused on profitably growing sales across all of our businesses."

    Sales by Business Segment

    The Company's comparable store sales and net sales by division, in the third quarter, were as follows:



                    Third Quarter                   Third Quarter
               Comparable Store Sales                Net Sales
                                                   ($ in millions)
            ---------------------------------- -----------------------
                  FY2006           FY2005           FY2006      FY2005
----------- ----------------- ---------------- ----------- -----------
Marmaxx(a)            0%              +2%          $2,728      $2,672
----------- ----------------- ---------------- ----------- -----------
Winners/             +4%(US$)        +10%(US$)       $398        $351
 HomeSense           -4%(C$)          +4%(C$)
----------- ----------------- ---------------- ----------- -----------
T.K. Maxx            -5%(US$)        +15%(US$)       $385        $336
                     -4%(GBP)         +4%(GBP)
----------- ----------------- ---------------- ----------- -----------
HomeGoods            +1%              -1%            $292        $249
----------- ----------------- ---------------- ----------- -----------
A.J. Wright          +2%              +3%            $159        $129
----------- ----------------- ---------------- ----------- -----------
Bob's                 NA               NA             $80         $81
 Stores
----------- ----------------- ---------------- ----------- -----------

----------- ----------------- ---------------- ----------- -----------
TJX                   0%              +4%          $4,042      $3,817
----------- ----------------- ---------------- ----------- -----------

(a) Combination of T.J. Maxx and Marshalls


    Margins

    During the third quarter, the Company's gross margin rate was 24.2% of sales and the selling, general and administrative expenses rate was 17.0%. Both of these rates were unfavorable compared with last year, due to the de-levering effect of flat comparable store sales, combined with the negative impact of the one-time items mentioned above. However, despite softer comparable store sales, merchandise margins in the third quarter were up slightly over last year. Additionally, selling, general and administrative expenses on a dollar basis were favorable to the Company's plan. The Company's pre-tax income was 6.9% of sales, down compared to the third quarter of last year.

    Inventory

    Total inventories as of October 29, 2005, were $2.9 billion compared with $2.8 billion at the same time last year. Consolidated inventories, on a per-store basis, including the warehouses, were down 6% from the prior year. At the Marmaxx division, average per store inventories, including the warehouses, were essentially in line with last year's levels. Including merchandise on order, Marmaxx's total inventory commitment was down on a per-store basis.

    Share Repurchases

    During the third quarter, the Company spent a total of $125 million, retiring 5.8 million shares of TJX stock. Year-to-date, the Company has spent a total of $515 million in repurchases of TJX stock and has retired a total of 22.2 million shares. As previously announced, during the third quarter, the Company's Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to $1 billion of TJX common stock from time to time. At current prices, this would represent approximately 10% of the Company's outstanding common shares. It remains the Company's plan to repurchase a total of $600 million of TJX stock in fiscal 2006.

    Impact of Hurricanes Katrina, Rita and Wilma

    The Company's third quarter results were negatively impacted by Hurricanes Katrina, Rita and Wilma. Combined, these hurricanes negatively impacted earnings per share by approximately $.01, including lost sales, the self-insured portion of property damage, and costs incurred to assist the Company's employees. As a result of the hurricanes, a total of 130 stores were closed for various periods of time during the third quarter.

    2005 Outlook

    For the fourth quarter, the Company continues to expect earnings per share in the range of $.41 to $.43 with a comparable store sales increase of 1% to 2% both on a consolidated basis and at Marmaxx. Based on its fourth quarter guidance, the Company now expects earnings per share for the full fiscal 2006 year to be in the range of $ 1.32 to $ 1.34. This estimate does not reflect the impact of expensing stock options, which the Company is required to implement in the first quarter of fiscal 2007.

    Stores by Concept

    During the quarter, the Company netted a total of 89 stores.
Year-to-date, the Company has netted 147 stores. As of the end of the quarter, the Company had increased square footage by 9% over the same period, last year.


                      Store Locations         Square Feet
                       Third Quarter         Third Quarter
                                             (in millions)
                   --------------------- ----------------------
                    Beginning     End     Beginning     End
------------------ ----------- --------- ----------- ----------
T.J. Maxx                 777       795        23.1       23.7
------------------ ----------- --------- ----------- ----------
Marshalls                 700       718        22.0       22.7
------------------ ----------- --------- ----------- ----------
Winners                   167       172         4.9        5.1
------------------ ----------- --------- ----------- ----------
HomeSense                  47        57         1.1        1.4
------------------ ----------- --------- ----------- ----------
HomeGoods                 230       244         5.7        6.1
------------------ ----------- --------- ----------- ----------
T.K. Maxx                 184       197         5.3        5.9
------------------ ----------- --------- ----------- ----------
A.J. Wright               143       152         3.7        3.9
------------------ ----------- --------- ----------- ----------
Bob's Stores               34        36         1.5        1.6
------------------ ----------- --------- ----------- ----------

------------------ ----------- --------- ----------- ----------
TJX                     2,282     2,371        67.4       70.3
------------------ ----------- --------- ----------- ----------


    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 795 T.J. Maxx, 718 Marshalls, 244 HomeGoods, and 152 A.J. Wright stores, as well as 36 Bob's Stores, in the United States. In Canada, the Company operates 172 Winners and 57 HomeSense stores, and in Europe, 197 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Third Quarter Fiscal 2006 Earnings Conference Call

    At 11:00 a.m. ET today, Ben Cammarata, Chairman and Acting CEO of TJX, and Carol Meyrowitz, President of TJX, will hold a conference call with stock analysts to discuss third quarter results, operations and business trends for the Company and its divisions. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (888) 667-5780 through Tuesday, November 22, 2005.

    November 2005 Sales Recording

    Additionally, the Company expects to release its November 2005 sales on Thursday, December 1, 2005, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 8, 2005.
    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                               Thirteen Weeks Ended
                                            -------------------------
                                            October 29,   October 30,
                                                   2005          2004
                                            -----------   -----------
Net sales                                    $4,041,912    $3,817,350

Cost of sales, including buying and
 occupancy costs                              3,065,064     2,857,105
Selling, general and administrative
 expenses                                       687,385       625,987
Interest expense, net                            10,119         7,134
                                             ----------    ----------

Income before provision for income taxes        279,344       327,124
Provision for income taxes                      108,181       126,269
                                             ----------    ----------

Net income                                   $  171,163    $  200,855
                                             ==========    ==========
Diluted earnings per share:
Net income                                   $      .36    $      .40

Cash dividends declared per share            $      .06    $     .045

Weighted average shares for diluted
 earnings per share computation
 (See Note 1)                               483,020,770   506,919,926



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                             Thirty-Nine Weeks Ended
                                            -------------------------
                                            October 29,   October 30,
                                                   2005          2004
                                            -----------   -----------
Net sales                                   $11,341,608   $10,584,374

Cost of sales, including buying and
 occupancy costs                              8,647,969     8,004,658
Selling, general and administrative
 expenses                                     1,947,014     1,764,212
Interest expense, net                            24,072        20,710
                                            -----------   -----------

Income before provision for income taxes        722,553       794,794
Provision for income taxes                      278,905       307,585
                                            -----------   -----------

Net income                                  $   443,648   $   487,209
                                            ===========   ===========

Diluted earnings per share:
  Net income                                $       .91   $       .95

Cash dividends declared per share           $       .18   $      .135

Weighted average shares for diluted
 earnings per share computation
 (See Note 1)                               491,647,820   514,968,366



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                             October 29,  October 30,
                                                    2005         2004
                                             -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents                     $  201.0     $  143.4
   Accounts receivable and other current
    assets                                         401.7        338.5
  Merchandise inventories (See Note 2)           2,913.5      2,777.4
                                                --------     --------

     Total current assets                        3,516.2      3,259.3
                                                --------     --------

Property and capital leases, net of
 depreciation                                    1,988.8      1,739.0
Other assets                                       117.7        111.9
Goodwill and tradename, net of amortization        183.5        183.6
                                                --------     --------

     TOTAL ASSETS                               $5,806.2     $5,293.8
                                                ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                               $  449.7     $      -
  Current installments of long-term debt               -        100.0
  Accounts payable (See Note 2)                  1,473.8      1,570.0
  Accrued expenses and other current
   liabilities                                   1,083.3        921.7
                                                --------     --------

     Total current liabilities                   3,006.8      2,591.7
                                                --------     --------

Other long-term liabilities                        537.8        403.6
Non-current deferred income taxes, net             154.2        176.3
Long-term debt                                     576.0        571.7

Shareholders' equity                             1,531.4      1,550.5
                                                --------     --------

     TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                    $5,806.2     $5,293.8
                                                ========     ========



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                             Thirty-Nine Weeks Ended
                                             ------------------------
                                             October 29,  October 30,
                                                    2005         2004
                                             -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                     $ 443.6      $ 487.2
  Depreciation and amortization                    232.9        205.1
  Deferred income tax provision                     (4.3)        54.6
  (Increase) in accounts receivable and other
   current assets                                 (143.4)       (75.5)
  (Increase) in merchandise inventories (See
   Note 2)                                        (562.7)      (814.5)
  Increase in accounts payable (See Note 2)        198.9        598.7
  Increase in accrued expenses and other
   liabilities                                     298.4        201.1
  Other, net                                        43.2         37.9
                                                  ------       ------

Net cash provided by operating activities          506.6        694.6
                                                  ------       ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                              (401.5)      (286.4)
  Other                                               .5           .5
                                                  ------       ------

Net cash (used in) investing activities           (401.0)      (285.9)
                                                  ------       ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of short-term debt      449.7            -
  Principal payments on long-term debt            (100.0)        (5.0)
  Payments for repurchase of common stock         (517.3)      (490.9)
  Cash dividends paid                              (77.8)       (61.7)
  Other                                             31.6         47.4
                                                  ------       ------

Net cash (used in) financing activities           (213.8)      (510.2)
                                                  ------       ------

Effect of exchange rate changes on cash              2.0         (1.5)
                                                  ------       ------

Net (decrease) in cash and cash equivalents       (106.2)      (103.0)
Cash and cash equivalents at beginning of
 year                                              307.2        246.4
                                                  ------       ------

Cash and cash equivalents at end of period       $ 201.0      $ 143.4
                                                  ======       ======



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                               Thirteen Weeks Ended
                                              -----------------------
                                              October 29, October 30,
Net sales:                                           2005        2004
                                              ----------- -----------
  Marmaxx                                      $2,727,759  $2,671,889
  Winners and HomeSense                           398,081     351,347
  T.K. Maxx                                       385,069     335,828
  HomeGoods                                       292,315     248,738
  A.J. Wright                                     158,582     128,688
  Bob's Stores                                     80,106      80,860
                                               ----------  ----------
                                               $4,041,912  $3,817,350
                                               ==========  ==========
Segment profit or (loss):
  Marmaxx                                      $  251,104  $  284,329
  Winners and HomeSense                            52,237      39,002
  T.K. Maxx                                        22,679      29,828
  HomeGoods                                         8,053      11,753
  A.J. Wright                                      (2,466)     (5,773)
  Bob's Stores                                     (6,736)     (2,392)
                                               ----------  ----------
                                                  324,871     356,747

General corporate expense                          35,408      22,489
Interest expense, net                              10,119       7,134
                                               ----------  ----------

Income before provision for income taxes       $  279,344  $  327,124
                                               ==========  ==========

Stores in operation end of period:
  T.J. Maxx                                           795         767
  Marshalls                                           718         695
  Winners                                             172         167
  HomeGoods                                           244         206
  T.K. Maxx                                           197         160
  A.J. Wright                                         152         121
  HomeSense                                            57          39
  Bob's Stores                                         36          33
                                                    -----       -----
     Total                                          2,371       2,188
                                                    =====       =====



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                              Thirty-Nine Weeks Ended
                                             ------------------------
                                             October 29,  October 30,
Net sales:                                          2005         2004
                                             -----------  -----------
  Marmaxx                                    $ 7,828,656  $ 7,535,275
  Winners and HomeSense                        1,028,020      913,538
  T.K. Maxx                                    1,030,315      874,501
  HomeGoods                                      810,058      697,249
  A.J. Wright                                    445,204      357,796
  Bob's Stores                                   199,355      206,015
                                             -----------  -----------
                                             $11,341,608  $10,584,374
                                             ===========  ===========

Segment profit or (loss):
  Marmaxx                                    $   730,345  $   758,825
  Winners and HomeSense                           85,148       84,496
  T.K. Maxx                                       32,822       41,304
  HomeGoods                                        4,976       16,288
  A.J. Wright                                     (7,013)     (11,965)
  Bob's Stores                                   (22,002)      (9,373)
                                             -----------  -----------
                                                 824,276      879,575

General corporate expense                         77,651       64,071
Interest expense, net                             24,072       20,710
                                             -----------  -----------

Income before provision for income taxes     $   722,553  $   794,794
                                             ===========  ===========

Stores in operation end of period:
  T.J. Maxx                                          795          767
  Marshalls                                          718          695
  Winners                                            172          167
  HomeGoods                                          244          206
  T.K. Maxx                                          197          160
  A.J. Wright                                        152          121
  HomeSense                                           57           39
  Bob's Stores                                        36           33
                                                   -----        -----
     Total                                         2,371        2,188
                                                   =====        =====


The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1. In our fourth quarter reporting period ended January 29, 2005, we began to calculate diluted earnings per share in accordance with EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share." This accounting pronouncement impacts the company's treatment for earnings per share purposes, of its $517.5 million zero coupon convertible subordinated notes issued in February 2001. These notes are convertible into 16.9 million shares of common stock of TJX if the sale price of our stock reaches certain levels or other contingencies are met. EITF Issue No. 04-08 requires that shares associated with contingently convertible debt be included in diluted earnings per share computations regardless of whether contingent conversion conditions have been met. EITF Issue No. 04-08 also requires that diluted earnings per share for all prior periods be restated to reflect this change. As a result, diluted earnings per share reflect the assumed conversion of our convertible subordinated notes. This change reduces diluted earnings per share by $.01 per share for the third quarters ended October 29, 2005 and October 30, 2004 and by $.02 and $.03 for the nine months ended October 29, 2005 and October 30, 2004, respectively.

2. Effective with the third quarter ended October 30, 2004, we began to accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by TJX. As a result, at October 29, 2005 and at October 30, 2004 we recorded increases of $293 million and $202 million, respectively, to merchandise inventory on our balance sheet, to reflect this in-transit inventory, as well as an equal increase to accounts payable at those dates. Periods prior to October, 2004 have not been adjusted for this change. This accrual for inventory in transit affects only the reported levels of inventory and accounts payable on the balance sheet, and has no impact on our operating results, cash flows, liquidity or shareholders' equity.

3. During the nine months ended October 29, 2005, TJX repurchased 22.2 million shares of its common stock at a cost of $514.7 million. During the third quarter ended October 29, 2005, TJX repurchased
   5.8 million shares of its common stock, at a cost of $125.0 million. Through October 29, 2005, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 39.9 million shares of its common stock at a cost of $921.3 million. In October, 2005, TJX announced that its Board of Directors had approved a new multi-year program for the repurchase of an additional $1 billion of TJX common stock.


    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323